EXHIBIT 11

                                            1ST NET TECHNOLOGIES, INC.
                                                 AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE


                                                           FOR THE YEARS ENDED
                                                        --------------------------
                                                        DECEMBER 31,  DECEMBER 31,
                                                           1999           1998
                                                        ------------  ------------
Net loss.... . .......................................  $(5,238,406)   $ (652,884)
Weighted average number of common shares
  outstanding.........................................    5,682,147     4,018,697
Total number of shares for computing primary
 fully diluted and earnings per share.................    5,682,147     4,018,697
Primary loss per share... . . ........................  $      (.92)   $    (0.16)
Fully diluted loss per share .........................  $      (.92)   $    (0.16)

     Earnings per share is computed in accordance with SFAS No. 128, Earnings Per Share and SEC Staff Accounting Bulletin (or SAB) No. 98.
Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Under the provisions of SAB No. 98, common shares issued for nominal consideration are included in the per share calculations as if they were outstanding for all periods presented.

     Weighted average shares outstanding of 5,682,147 and 4,018,697 for the years ended December 31, 1999 and 1998, respectively includes common stock outstanding as well as common shares issued for nominal consideration as if the shares were outstanding for all periods presented. Potentially dilutive securities include options, warrants and preferred stock that were excluded from basic and diluted earnings per share because of their anti-dilutive effect. Anti-dilutive securities outstanding totaled 336,200 and 10,000 at December 31, 1999 and 1998, respectively.